Exhibit 10.51

(with Deferral Feature)

HOUGHTON MIFFLIN HARCOURT COMPANY

2015 OMNIBUS INCENTIVE PLAN

NON-EMPLOYEE GRANTEE RESTRICTED STOCK UNIT AWARD NOTICE

Houghton Mifflin Harcourt Company (the “Company”) has previously established the Houghton Mifflin Harcourt Company 2015 Omnibus Incentive Plan (the “Plan”) and, pursuant thereto, the Company desires to grant to the Person identified on Schedule I hereto (the “Grantee”) Restricted Stock Units (“RSUs”) with respect to the Company’s common stock, $0.01 par value per share (“Common Stock”), as of May 31, 2016 (the “Grant Date”), subject to the terms and conditions set forth in this notice (“Award Notice”).

1. Award. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee that number of RSUs as set forth on Schedule I attached hereto (the “Award”). The Award shall be credited to a separate book-entry account maintained for the Grantee on the books of the Company. The Award shall vest and be settled in accordance with Section 2 hereof.

2. Terms and Conditions.

(a) Subject to the terms and conditions set forth herein and in the Plan, the Restricted Period with respect to the RSUs shall commence on the Grant Date and expire on [            ]. The Award shall be one hundred percent (100%) unvested as of the Grant Date, and except as otherwise provided in the Plan and this Award Notice, shall vest in full on the last day of the Restricted Period (the “Vesting Date”), subject to the Grantee’s continuous service as a member of the Board through such date.

(b) In the event the Grantee’s service as a member of the Board terminates by reason of his death or Disability, the outstanding RSUs shall vest on such date of death or Disability. If the Grantee’s service as a member of the Board is terminated (i) by the Company or the shareholders of the company for “cause” (as determined by the Board in good faith) or (ii) because the Grantee resigns or refuses reappointment or reelection to the Board, all then outstanding unvested RSUs shall be immediately forfeited. If the Grantee’s service as a member of the Board terminates because he or she is not reelected or reappointed to the Board (other than for “cause” and other than due to his or her refusal to stand for such reelection or reappointment), all then outstanding RSUs shall vest on the date of termination of service.

(c) The RSUs shall become 100% vested as of the date of a Change in Control, subject to the Grantee’s continuous service as a member of the Board through the effective date of such Change in Control and notwithstanding anything to the contrary, such vested RSUs shall be settled within (30) days following any such Change in Control.

(d) Except as otherwise provided in Section 2(c) above, the RSUs shall be settled [DIRECTOR CHOICE: (1) as soon as practicable after the RSUs vest, but in no event later than March 15 of the year following the calendar year in which the RSUs vested; (2) within thirty (30) days following the earlier of (x) the [        ] anniversary of the Vesting Date and (y) the date of the Grantee’s separation from service within the meaning of Section 409A of the Code]

or; (3) within thirty (30) days following the Grantee’s separation from service within the meaning of Section 409A of the Code] (as applicable, the “Settlement Date”). Notwithstanding the foregoing, the settlement dates set forth in this Section 2(d) have been specified for the purpose of complying with the provisions of Section 409A of the Code. To the extent settlement is satisfied during the periods permitted under Section 409A of the Code (including any applicable periods before or after the specified settlement dates set forth in this Section 2(d)), the Company shall be deemed to have satisfied its obligations under the Plan and shall be deemed not to be in breach of its settlement obligations hereunder. On the Settlement Dates, the Company shall therefore, subject to any required tax withholding and the execution of any required documentation, (i) issue and deliver to the Grantee one share of Common Stock for each RSU (the “RSU Shares”) (and, upon such settlement, the RSUs shall cease to be credited to the account) and (ii) enter the Grantee’s name as a shareholder of record with respect to the RSU Shares on the books of the Company. Alternatively, the Committee may, in its sole discretion, elect to pay cash or part cash and part RSU Shares in lieu of settling the vested RSUs solely in RSU Shares. If a cash payment is made in lieu of delivering RSU Shares, the amount of such payment shall be equal to the Fair Market Value as of the Vesting Date of the RSU Shares less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld.

(e) The Company shall have the right to require prior to the issuance or delivery of any shares of its Common Stock (“Shares”) or the payment of any cash pursuant to the Award, payment by the Grantee of any federal, state, local or other taxes that may be required to be withheld or paid in connection with the Award. At the sole discretion of the Committee, the Grantee may satisfy such withholding obligation (1) by allowing the Company to withhold whole Shares that would otherwise be delivered to the Grantee, having an aggregate Fair Market Value, determined as of the date the obligation to withhold or pay, equal to the minimum withholding taxes required in connection with the Award or by allowing the Company to withhold an amount of cash that would otherwise be payable to the Grantee, in the amount necessary to satisfy any such obligation; (2) by paying such obligation in cash; (3) by delivering Shares or (4) by any combination of the foregoing (1) through (3).

3. Non-Transferability. The Award is subject to the restrictions on transferability set forth in Section 15(b) of the Plan. In addition, with respect to any RSU Shares delivered upon settlement of the RSUs, the Grantee agrees to comply with any written holding requirement policy adopted by the Company for employees.

4. Rights as Shareholder. The Grantee shall have no rights as shareholder with respect to the Shares subject to the Award unless, until and to the extent that (i) the Company shall have issued and delivered to the Grantee the RSU Shares (via certificates or book entry notation) and (ii) the Grantee’s name shall have been entered as a shareholder of record with respect to such RSU Shares on the books of the Company; and no adjustment shall be made for dividends or distributions or other rights in respect of such Shares for which the date on which shareholders of record are determined for purposes of paying cash dividends on Shares is prior to the date upon which the Grantee shall become the holder of record thereof.

5. Adjustments. The Award is subject to adjustment pursuant to Sections 12 and 13 of the Plan.

6. Applicable Securities Laws. Shares issued pursuant to the Award shall not be sold or transferred unless either they first shall have been registered under the Securities Act or, upon request by the Company, the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

7. Notice. Every notice or other communication relating to this Award Notice shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Grantee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Grantee may be given to the Grantee personally or may be mailed to the Grantee’s address as recorded in the records of the Company or any Subsidiary.

8. Governing Law. This Award Notice shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

9. Plan. The terms and provisions of the Plan are incorporated herein by reference, a copy of which has been provided or made available to the Grantee. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Award Notice, the Plan shall govern and control. All capitalized terms not defined herein shall have the meaning ascribed to them as set forth in the Plan.

10. Interpretation. Any dispute regarding the interpretation of this Award Notice shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be binding on the Company and the Grantee.

11. No Right to Continued Service. Nothing in this Award Notice shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any Subsidiary to terminate the Grantee’s service as a member of the Board.

12. Severability. Every provision of this Award Notice is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

13. Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Award Notice.

14. Section 409A. It is intended that the Award be exempt from or comply with Section 409A of the Code and this Award Notice shall be interpreted consistent therewith.

15. Clawback. To the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of NASDAQ or any other securities exchange or inter-dealer quotation service on which the Shares are listed or quoted, or if so required pursuant to a written policy adopted by the Company, this Award shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements.

16. Successors. The terms of this Award Notice shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

17. Entire Agreement. This Award Notice and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereof.

18. Counterparts. This Award Notice may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[signature page follows]

(with Deferral Feature)

IN WITNESS WHEREOF, the Company has caused this Award Notice to be executed by its duly authorized representative and the Grantee has executed this Award Notice, effective as of the Grant Date.

HOUGHTON MIFFLIN HARCOURT COMPANY

By:
Name:	Linda K. Zecher
Title:	President and Chief Executive Officer

GRANTEE

Name:

SCHEDULE I

AWARD

GRANTEE	NUMBER OF RSUs